Woodward Announces Intended Acquisition

ROCKFORD, IL -- 09/21/2006 -- Woodward Governor Company (NASDAQ: WGOV) announced today that it signed a definitive agreement to purchase all SEG Schaltanlagen-Elektronik-Geräte GmbH & Co. KG (SEG) stock from Cummins, Inc. (NYSE: CMI) and Schmitz-Beteiligungs GmbH (SBG), headquartered in Krefeld, Germany, subject to customary approvals. The acquired business is expected to be accretive to earnings in the first full year of operations. Terms of the agreement were not disclosed.

Headquartered in Kempen, Germany, SEG generated sales of approximately $60 million in calendar year 2005. SEG's product lines are focused on a wide range of protection and comprehensive control systems for power generation and distribution applications, power inverters for wind turbines for the operation of speed variable, double-fed asynchronous generators, and complete electrical systems for gas and diesel engine based power stations.

"We continue to actively work our energy control and optimization solutions strategy through organic development and acquisitions to enhance our systems offerings. SEG is an excellent fit with our strategy," said Thomas A. Gendron, Woodward President and CEO.

"SEG will become a part of our growing electronics business within Woodward's Industrial Controls segment. SEG's protective relays are used in the electrical power generation and distribution markets, and complement Woodward power generation system solutions. The alternative, renewable energy markets continue to be areas of interest to Woodward. SEG's high-power inverters are an integral part of modern wind turbines," explained Gendron.

"SEG's sales, R&D, engineering, production, and service workforce have built a strong reputation as a supplier of customer-focused solutions. We look forward to integrating these highly talented employees into our organization," said Gendron.

Woodward expects to close the acquisition in October 2006, pending satisfaction of all conditions to closing.

About Woodward

Woodward is the world's largest independent designer, manufacturer, and service provider of energy control solutions for aircraft engines, industrial engines and turbines, and power generation and mobile industrial equipment. The company's innovative control, fuel delivery, and combustion systems help customers worldwide operate cleaner, more reliable, and cost-effective equipment. Woodward is headquartered in Rockford, Illinois, and serves global power generation, transportation, process industries, and aerospace markets from locations worldwide. Woodward is now listed in the new NASDAQ Global Select Market. Visit our website at www.woodward.com.

The statements in this release concerning the company's future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K for the year ended September 30, 2005 and Form 10-Q for the quarter ended June 30, 2006.

CONTACT:
Rose Briani-Burden
Business Communications
815-639-6282

Woodward Governor Company
5001 North Second Street
P.O. Box 7001
Rockford, IL 61125-7001
Tel: 815-877-7441
Fax: 815-639-6050